Exhibit 10.4

EAGLE MATERIALS INC.

AMERICAN GYPSUM COMPANY

SALARIED INCENTIVE COMPENSATION PROGRAM

FOR FISCAL YEAR 2011

1.	Purpose

The purpose of the American Gypsum Company Salaried Incentive Compensation Program for Fiscal Year 2011 (the “Plan”) is to establish an incentive bonus program which: (i) focuses on the performance of American Gypsum Company (“American”) as well as individual performance; and (ii) aligns the interest of participants with those of the shareholders of Eagle Materials Inc. (“Eagle”). The Plan is adopted by the Compensation Committee of the Board of Directors (the “Committee”) under the structure of Eagle Materials Inc. Incentive Plan, as amended, (the “Incentive Plan”) and is subject to all the terms and conditions of such Incentive Plan, including, without limitation the limits set forth in Section 8 of the Incentive Plan. The Plan shall be in effect for the fiscal year ending March 31, 2011.

2.	Bonus Pool

To insure reasonableness and affordability the available funds for bonus payments are determined as a percent of operating earnings of American. The actual percentage may vary from year to year.

For Fiscal Year 2011, the bonus pool will be equal to 2.25% of American’s operating earnings.

Participants must be employed at fiscal year-end to be eligible for any bonus award. Awards may be adjusted for partial year participation for participants added during a year.

The Committee hereby delegates to the CEO of Eagle all its duties and authorities to grant awards under the Plan except that the Committee shall retain all authority with respect to awards to the American President.

3.	Eligibility

The American President, Vice Presidents and Plant Managers will be participants in the Plan. Additional participants who have management responsibilities or are in a professional capacity that can measurably impact earnings may be recommended by American President subject to the approval of the Eagle Materials CEO. The addition of new plan participants will not affect the total pool available but will in effect dilute the potential bonuses of the original participants.

A participant must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate. Participants in this plan may not participate in any other company incentive plan with monetary awards, except for American Gypsum Company’s Long-Term Compensation Program, the Eagle Materials Long-Term Compensation Program and the Eagle Materials Special Situation Program.

4.	Allocation of Pool

The American President will be eligible for 20% - 25% of the pool which percentage shall be recommended by the Eagle CEO and shall be approved by the Committee. The American President will recommend the distribution of the remainder of the company pool. For each participant in the Plan, the maximum annual bonus award opportunity is represented by the percentage of the pool assigned to such participant. The participants in the Plan and their percentage of the pool will be approved by the Eagle CEO (except for the American President and his percentage which shall be approved by the Committee) at the beginning of the fiscal year for which the bonus is being earned. For example:

Participant	% of Pool Available

American President	22%
Vice Presidents	34%
Plant Managers	20%
Other Participants (Directors, Superintendents)	24%

Total	100%

The American President’s bonus opportunity shall be 50% objective goals and 50% discretionary taking into consideration overall job performance and compliance with Eagle Policies and Code of Ethics. All participants in the Plan must have the ability to significantly affect the performance of the subsidiary company by achieving measurable, quantifiable objectives. The American President will determine the objective and discretionary balance of bonus opportunities for the other participants in this Plan, subject to approval by the Eagle CEO.

5.	Objective Criteria

At the beginning of the fiscal year goals and objectives shall be established for each participant.

Objective setting is essential to an effective incentive compensation plan. Objectives should be measurable and focus on areas that have meaningful impact on our operational performance. Having selected objectives, it is also important to establish a reference point for that objective which indicates expected performance.

In addition to consideration of the budget plan as a reference, we will consider historic performance of a facility, equipment design standards, industry standards, comparable values from other companies or like situations and any other qualified source or establishing reference points or basis for determining performance.

To illustrate the need for the selection of an objective, the reference point and how performance deviation from the reference is judged, let’s look at safety as an example. Let’s suppose a company plans 0 lost time accidents, which is reasonable to plan. If they have 1 lost time accident, is the performance a total failure, poor, fair or reasonable? If they have 2 lost time accidents, is the performance unacceptable, poor, fair or reasonable? From this information it would be difficult to assess their overall safety performance. We could give consideration to the number of incidents requiring doctor’s treatment. We could include an evaluation of worker’s compensation claims or dollars spent. As an alternative to these, we could use industry statistics available from an authoritative source such as OSHA or GA which show accident frequency and severity ratio for comparable facilities. We could establish a mean or average as our reference point, based on accident frequency and severity, and agree to a bonus adjustment according to our percentile ranking with comparable industry.

Another example might be the case of a dryer system that is allowed to deteriorate. This would tend to lower thermal efficiency and line speed, but could increase available hours because we didn’t take the necessary down time to repair the dryer system. A plan built on this premise might have production and BTU per MSF statistics lower than historical performance but up time shown as higher. Rather than using plan as the reference point for these criteria, we might use historical performance for line speed, BTU/msf and a combination of historical and industry average for up time. The intent would be to cause a focus on the issue of not deferring maintenance.

Because our basic products are commodities the level of prices in a given market area are established by supply and demand over which local management has little control. Through price leadership, local management can affect prices in a small range around supply-demand equilibrium. Accordingly, one of the performance criteria might still be pricing but this does not indicate that an overall bad or good market is itself a performance indicator of local management. For bonus purposes, they should neither be penalized nor rewarded for the general economic conditions.

Fixed assets is another area over which local management exercises limited control. Each manager basically has to work with the fixed assets he is assigned. Local management can exercise considerable control over current assets such as receivable and inventory but, as a heavily capitalized industry with limited transportability, local management essentially has to do the best they can with the PP&E they are assigned.

Typical objectives that impact earnings include:

•	Sales

•	Volume (total or specific product)

•	Price

•	Market share

•	Plant Efficiencies

•	Waste

•	Speed

•	Delay

•	Fuel usage/msf

•	Contribution/machine hour

•	Production

•	Volume

•	Cost (total or specific component)

•	Quality Rating

•	Environmental Compliance

•	Managing Capital Projects

•	Overhead Reduction

•	Working Capital

•	Inventory turns

•	Receivables

•	Long Term Planning

•	Gypsum reserves

•	Maintenance – protection of assets

•	Personnel

•	Training and development

•	Turnover rate

•	Union relations

6.	Measuring Performance

At the close of the fiscal year the American President will review each participant’s overall performance and each participant’s achievement of the goals and objectives submitted at the beginning of the fiscal year and recommend the distribution of the pool to the participants. Distribution of the pool to participants other than the American President requires the approval of the Eagle CEO. Distribution of any portion of the pool to the American President requires the recommendation of the Eagle CEO and the approval of the Committee.

Any portion of the Company Operating Pool not paid out (unearned) or forfeited will be added to the Special Situation Program (the “SSP”) at Corporate.

7.	No Employment Guaranteed

No provision of this Plan hereunder shall confer any right upon any participant to continued employment.

8.	Governing Law

This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.